                                                        Exhibit 23(j)(i)

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Oppenheimer Series Fund, Inc.:

We consent to the use in this Registration Statement of Oppenheimer Value
Fund (one of the portfolios constituting the Oppenheimer Series Fund, Inc.), of our report dated December 20, 2005, included in the Statement of
Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights"
appearing in the Prospectus, which is also part of such Registration
Statement and "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information.

                              /s/ KPMG LLP
                              KPMG LLP

Denver, Colorado
February 24, 2006